Exhibit 99.01
Eastman Announces Second-Quarter 2022 Financial Results

KINGSPORT, Tenn., July 28, 2022 – Eastman Chemical Company (NYSE:EMN) announced its second-quarter 2022 financial results.

The company reaffirms guidance of $9.50-$10.00 adjusted EPS for 2022, building on strong underlying performance in the first half:

•Second-quarter revenue increased 15 percent excluding the impact of the divested rubber additives and adhesives resins product lines.
•Adjusted EPS growth of 15 percent year over year due to:
◦Innovation-driven growth model delivering strong growth across diverse portfolio of specialty products
◦Strong price increases in specialty businesses to recover spread compression from 2021 and keep pace with higher raw material, energy, and distribution costs
◦Continued strong performance in Chemical Intermediates.
•Solid adjusted EPS growth expected in the third quarter year over year driven by the specialty businesses.

(In millions, except per share amounts; unaudited)	2Q2022	2Q2021
Sales revenue	$2,784	$2,653
Earnings (loss) before interest and taxes ("EBIT")	426	(56)
Adjusted EBIT*	469	454
Earnings (loss) per diluted share	2.03	(1.07)
Adjusted earnings per diluted share*	2.83	2.46
Net cash provided by operating activities	245	426

*For non-core and unusual items excluded from adjusted diluted EPS and for adjusted provision for income taxes, segment adjusted EBIT margins, and net debt, and reconciliations to reported company and segment earnings and to cash provided by operating activities and total borrowings for all periods presented in this release, see Tables 3A, 3B, 4A, 4B, 5, and 6.

"Our record second-quarter revenue and adjusted EPS reflect strong performance across the company despite a challenging and dynamic global economic environment," said Mark Costa, Board Chair and CEO. "We are doing an outstanding job of implementing price increases to recover spread compression from significantly elevated costs of raw material, energy, distribution, and other inflationary pressures. We also continue to benefit from our innovation-driven growth model, which is driving growth above our underlying end markets in our specialty product lines. Going forward, we remain focused on delivering strong financial results while also making great progress on our circular initiatives, which we expect will be a meaningful accelerator to our growth in the coming years."

Segment Results 2Q 2022 versus 2Q 2021

Advanced Materials – Sales revenue increased 10 percent due to 13 percent higher selling prices, partially offset by an unfavorable foreign currency exchange impact.

Higher selling prices across the segment were led by specialty plastics, and to a lesser extent, advanced interlayers. Both product lines faced significantly higher raw material, energy, and distribution prices, including for paraxylene and poly vinyl alcohol. Sales volume/mix was relatively unchanged as strong underlying demand across key end markets including consumer durables and medical was limited by supply chain constraints and worsening conditions in the automotive end market for advanced interlayers products.

Adjusted EBIT increased slightly as strong pricing across the segment recovered spreads, partially offset by continued investment in growth.

Additives & Functional Products – Sales revenue increased 27 percent due to 20 percent higher selling prices and 11 percent higher sales volume/mix, partially offset by an unfavorable foreign currency exchange impact.

Higher selling prices, led by care additives and coatings additives, were due to higher raw material, energy, and distribution prices. Cost pass-through contracts contributed approximately 40 percent of the selling price increase in the segment. Higher sales volume/mix was driven by strong underlying demand across resilient, attractive end markets, including animal nutrition, personal care, and semiconductors, and improved product availability in care additives, which had a large, planned manufacturing maintenance shutdown in the prior-year period.

Adjusted EBIT increased due to higher sales volume/mix and lower planned manufacturing maintenance costs. Higher selling prices fully recovered spreads.

Chemical Intermediates – Sales revenue increased 17 percent due to 19 percent higher selling prices across the segment, attributed to higher raw material, energy, and distribution prices as well as continued tight market conditions. Sales volume/mix was flat as strong demand in end markets including food, feed and agriculture and pharma was offset by weakness in transportation and building and construction.

Adjusted EBIT increased due to lower planned manufacturing maintenance costs and higher spreads in functional amines and acetyl product lines, mostly offset by lower spreads in certain olefins product lines.

Fibers – Sales revenue increased 9 percent as 12 percent higher selling prices due to higher raw material, energy, and distribution prices were partially offset by modestly lower sales volume/mix.

EBIT was unchanged as higher selling prices offset higher raw material, energy, and distribution costs, lower sales volumes, and higher manufacturing costs.

Cash Flow

In first-half 2022, cash from operating activities was $262 million, compared to $642 million in first-half 2021. The decline was primarily due to an increased use of cash in working capital, driven by continued inflationary pressures, variable compensation payouts, and reduced cash earnings resulting from divested EBITDA. On April 1, 2022, the company received approximately $1 billion of cash proceeds from the sale of its adhesives resins product lines. In first-half 2022, the company returned $948 million to stockholders through share repurchases and dividends. See Table 5. The company continues to expect share repurchases for the full year to be greater than $1 billion. Priorities for uses of available cash for the remainder of 2022 include organic growth investments, payment of the quarterly dividend, bolt-on acquisitions and share repurchases.

2022 Outlook

Commenting on the outlook for full-year 2022, Costa said: "Our second-quarter results demonstrated the resilience of our portfolio as we delivered record revenue and adjusted EPS despite a challenging and dynamic global business environment. Looking to the second half of the year, we expect to leverage our innovation-driven growth model to deliver above end-market growth in our specialty product lines. We also expect to continue raising prices, particularly in our specialty product lines, in response to persistently high inflation. In addition, we remain committed to investing in growth across the company, including for our circular initiatives. We also expect a number of headwinds, including slowing global economic growth, higher costs for energy and some raw materials, continued supply chain challenges for the global auto market and a stronger U.S. dollar. With these increasing challenges, we are taking actions to drive growth and recover spreads to maintain our expectation for 2022 adjusted EPS to be between $9.50 and $10.00, which at the midpoint would be 10 percent growth year over year. We also expect operating cash flow to be approximately $1.5 billion."

The full-year 2022 projected adjusted diluted EPS excludes any non-core, unusual, or nonrecurring items. Our financial results forecasts do not include non-core items (such as mark-to-market pension and other postretirement benefit gain or loss, and asset impairments and restructuring charges) or any unusual or non-recurring items because we are unable to predict with reasonable certainty the financial impact of such items. These items are uncertain and depend on various factors, and we are unable to reconcile projected adjusted diluted EPS excluding non-core and any unusual or non-recurring items to reported GAAP diluted EPS without unreasonable efforts.

Forward-Looking Statements

This news release includes forward-looking statements concerning current expectations and assumptions for future global economic conditions; logistics challenges, supply chain issues for customers and suppliers, and raw material and energy costs; competitive position and acceptance of specialty products in key markets; mix of products sold; cost reductions; and revenue, earnings, adjusted diluted EPS, cash flow, and cash and cash equivalents for full-year 2022. Such expectations and assumptions are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations and assumptions expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company’s filings with the Securities and Exchange Commission, including the Form 10-K filed for 2021, and the Form 10-Q to be filed for second-quarter 2022, both of which are or will be available, on the Eastman web site at www.eastman.com in the Investors, SEC filings section. These statements are based on our current beliefs and expectations and speak only as of the date of this release. We do not undertake any obligation to publicly update any forward-looking statements.

Conference Call and Webcast Information

Eastman will host a conference call with industry analysts on July 29, 2022, at 8:00 a.m. ET. To listen to the live webcast of the conference call and view the accompanying slides and prepared remarks, go to investors.eastman.com, Events & Presentations. The slides and prepared remarks to be discussed during the call and webcast will be available at investors.eastman.com at approximately 5:00 p.m. ET on July 28, 2022. To listen via telephone, the dial-in number is 323-794-2093, passcode number 6532485. A web replay, a replay in downloadable MP3 format, and the accompanying slides and prepared remarks will be available at investors.eastman.com, Events & Presentations. A telephone replay will be available continuously from 11:00 a.m. ET, July 29, 2022, to 11:00 a.m. ET, August 8, 2022, at 888-203-1112 or 719-457-0820, passcode 6532485.

Founded in 1920, Eastman is a global specialty materials company that produces a broad range of products found in items people use every day. With the purpose of enhancing the quality of life in a material way, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. The company’s innovation-driven growth model takes advantage of world-class technology platforms, deep customer engagement, and differentiated application development to grow its leading positions in attractive end markets such as transportation, building and construction, and consumables. As a globally inclusive and diverse company, Eastman employs approximately 14,000 people around the world and serves customers in more than 100 countries. The company had 2021 revenue of approximately $10.5 billion and is headquartered in Kingsport, Tennessee, USA. For more information, visit www.eastman.com.

# # #

Contacts:

Media: Tracy Kilgore Addington
423-224-0498 / tracy@eastman.com

Investors: Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
July 28, 2022

For Eastman Chemical Company Second Quarter 2022 Financial Results Release

Table 1 – Statements of Earnings

	Second Quarter		First Six Months
(Dollars in millions, except per share amounts; unaudited)	2022	2021	2022	2021
Sales	$2,784	$2,653	$5,498	$5,062
Cost of sales (1)	2,114	1,972	4,278	3,783
Gross profit	670	681	1,220	1,279
Selling, general and administrative expenses	185	202	381	386
Research and development expenses	67	63	132	121
Asset impairments and restructuring charges, net	19	15	21	22
Other components of post-employment (benefit) cost, net	(34)	(37)	(65)	(73)
Other (income) charges, net	14	(1)	2	(5)
Net (gain) loss on divested businesses (2)(3)	(7)	495	(10)	495
Earnings before interest and taxes	426	(56)	759	333
Net interest expense	45	51	91	101
Earnings (loss) before income taxes	381	(107)	668	232
Provision for income taxes	124	37	175	99
Net earnings (loss)	257	(144)	493	133
Less: Net earnings attributable to noncontrolling interest	1	2	2	5
Net earnings (loss) attributable to Eastman	$256	$(146)	$491	$128

Basic earnings (loss) per share attributable to Eastman	$2.05	$(1.07)	$3.87	$0.94
Diluted earnings (loss) per share attributable to Eastman	$2.03	$(1.07)	$3.82	$0.93

Shares (in millions) outstanding at end of period	122.8	135.8	122.8	135.8
Shares (in millions) used for earnings per share calculation
Basic	124.8	135.9	126.9	136.0
Diluted	126.4	135.9	128.6	137.8
(1)Second quarter and first six months 2022 includes $17 million and $42 million, respectively, costs, net of insurance proceeds, from the previously reported steam line incident at the Kingsport, site. See Tables 3A and 4A.
(2)Second quarter and first six months 2022 relates to the sale of adhesives resins (including hydrocarbon resins, pure monomer resins, polyolefin polymers, rosins and dispersions, and oleochemical and fatty-acid based resins product lines) previously reported in the Additives & Functional Products ("AFP") segment.
(3)Second quarter and first six months 2021 related to the sale of rubber additives (including CrystexTM insoluble sulfur and SantoflexTM antidegradants) and other product lines and related assets and technology of the global tire additives business previously reported in the AFP segment. See "Management's Discussion and Analysis of Financial Condition" and "Overview" of the 2021 Annual Report on Form 10-K.

Table 2A – Segment Sales Information

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2022	2021	2022	2021
Sales by Segment
Additives & Functional Products	$835	$655	$1,640	$1,264
Advanced Materials	846	769	1,583	1,485
Chemical Intermediates	861	736	1,660	1,341
Fibers	242	223	455	440
Total Sales by Segment	2,784	2,383	5,338	4,530
Other (1)	—	270	160	532
Total Eastman Chemical Company	$2,784	$2,653	$5,498	$5,062
(1)"Other" includes sales revenue and earnings before interest and taxes ("EBIT") from the divested rubber additives and adhesives resins businesses previously part of the AFP segment. See Quarterly Report on Form 10-Q for first quarter 2022 for details.

Table 2B – Sales Revenue Change

	Second Quarter 2022 Compared to Second Quarter 2021
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect	Divested Businesses Effect(1)
Additives & Functional Products (1)	27%	11%	20%	(4)%	—%
Advanced Materials	10%	(1)%	13%	(2)%	—%
Chemical Intermediates	17%	—%	19%	(2)%	—%
Fibers	9%	(2)%	12%	(1)%	—%
Other (2)	(100)%	—%	—%	—%	(100)%
Total Eastman Chemical Company	5%	2%	15%	(2)%	(10)%
	First Six Months 2022 Compared to First Six Months 2021
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect	Divested Businesses Effect(1)
Additives & Functional Products	30%	11%	22%	(3)%	—%
Advanced Materials	7%	(3)%	12%	(2)%	—%
Chemical Intermediates	24%	—%	25%	(1)%	—%
Fibers	3%	(6)%	9%	—%	—%
Other (2)	(70)%	—%	—%	—%	(70)%
Total Eastman Chemical Company	9%	1%	17%	(2)%	(7)%
(1)Contribution to sales revenue of businesses divested which are not in 2022 comparable periods.
(2)Sales revenue from divested businesses makes up 100 percent of Other. See Table 2A Note 1.

Table 2C – Sales by Customer Location

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2022	2021	2022	2021
Sales by Customer Location
United States and Canada	$1,304	$1,197	$2,502	$2,201
Europe, Middle East, and Africa	681	688	1,426	1,344
Asia Pacific	638	611	1,250	1,219
Latin America	161	157	320	298
Total Eastman Chemical Company	$2,784	$2,653	$5,498	$5,062

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (1)

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2022	2021	2022	2021
Additives & Functional Products
Earnings before interest and taxes (2)	$148	$109	$293	$216
Asset impairments and restructuring charges, net	—	2	—	2
Excluding non-core and unusual items	148	111	293	218
Advanced Materials
Earnings before interest and taxes	141	150	202	296
Asset impairments and restructuring charges, net (3) (4)	17	3	18	4
Accelerated depreciation	—	—	—	4
Excluding non-core items	158	153	220	304
Chemical Intermediates
Earnings before interest and taxes	154	137	288	206
Asset impairments and restructuring charges, net (5)	1	7	2	11
Excluding non-core items	155	144	290	217
Fibers
Earnings before interest and taxes	37	37	61	82
Other
Earnings (loss) before interest and taxes (2)	(54)	(489)	(85)	(467)
Mark-to-market pension and other postretirement benefit plans (gain), net (6)	(3)	—	(3)	—
Asset impairments and restructuring charges, net (7)	1	3	1	5
Steam line incident costs, net of insurance proceeds (8)	17	—	42	—
Net (gain) loss on divested businesses and transaction costs (9)	(5)	495	1	495
Environmental and others costs (10)	15	—	15	—
Excluding non-core and unusual items	(29)	9	(29)	33

Total Eastman Chemical Company
Earnings (loss) before interest and taxes	426	(56)	759	333
Mark-to-market pension and other postretirement benefit plans (gain), net	(3)	—	(3)	—
Asset impairments and restructuring charges, net	19	15	21	22
Net (gain) loss on divested businesses and transaction costs	(5)	495	1	495
Steam line incident costs, net of insurance proceeds	17	—	42	—
Accelerated depreciation	—	—	—	4
Environmental and other costs	15	—	15	—
Total earnings (loss) before interest and taxes excluding non-core and unusual items	$469	$454	$835	$854
(1)See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Quarterly Report on Form 10-Q for second quarter 2021 for description of second quarter and first six months 2021 non-core items.
(2)See Table 2A Note 1.
(3)Loss on transfer of previously impaired assets to a third party of $16 million in second quarter and first six months 2022 relates to the previously reported closure of an advanced interlayers manufacturing facility in North America as part of ongoing site optimization.
(4)Severance charges of $1 million and $2 million in second quarter and first six months 2022, respectively, from the previously reported closure of a performance films manufacturing facility in North America as part of ongoing site optimization.
(5)Site closure costs from closure of the Singapore manufacturing site.
(6)Net gain of $3 million in second quarter and first six months 2022 relates to the curtailment and remeasurement of a Non-U.S. pension plan, triggered by the sale of the adhesives resins business and remeasurement of a U.S. pension plan triggered by settlements.
(7)Severance charges as part of business improvement, offset by site closure costs, net, from the previously reported closure of a tire additives manufacturing facility in Asia Pacific as part of ongoing site optimization.
(8)See Table 1 Note 1.
(9)See Table 1 Note 2.
(10)Environmental and other costs from previously divested or non-operational sites and product lines.

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (continued)

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2022	2021	2022	2021
Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings (loss) before interest and taxes	$426	$(56)	$759	$333
Costs of sales	17	—	42	4
Selling, general and administrative expenses	2	—	11	—
Asset impairments and restructuring charges, net	19	15	21	22
Other components of post-employment (benefit) cost, net	(3)	—	(3)	—
Other (income) charges, net	15	—	15	—
Net (gain) loss on divested businesses	(7)	495	(10)	495
Total earnings before interest and taxes excluding non-core and unusual items	$469	$454	$835	$854

Table 3B - Segment Non-GAAP Earnings (Loss) Before Interest and Taxes Margins(1)(2)

	Second Quarter				First Six Months
(Dollars in millions, unaudited)	2022		2021		2022		2021
	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin
Additives & Functional Products (3)	$148	17.7%	$111	16.9%	$293	17.9%	$218	17.2%
Advanced Materials	158	18.7%	153	19.9%	220	13.9%	304	20.5%
Chemical Intermediates	155	18.0%	144	19.6%	290	17.5%	217	16.2%
Fibers	37	15.3%	37	16.6%	61	13.4%	82	18.6%
Total segment EBIT excluding non-core and unusual items	498	17.9%	445	18.7%	864	16.2%	821	18.1%
Other (3)	(29)		9		(29)		33
Total EBIT excluding non-core and unusual items	$469	16.8%	$454	17.1%	$835	15.2%	$854	16.9%

(1)For identification of excluded non-core and unusual items and reconciliations to GAAP EBIT, see Table 3A.
(2)Adjusted EBIT margin is non-GAAP EBIT divided by GAAP sales. See Table 2A for sales.
(3)See Table 2A Note 1.

Table 4A – Non-GAAP Earnings (Loss) Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations

	Second Quarter 2022
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$426	$381	$124	33%	$256	$2.03
Non-Core and Unusual Items: (1)
Asset impairments and restructuring charges, net	19	19	4		15	0.12
Net (gain) loss on divested businesses and transaction costs	(5)	(5)	(61)		56	0.43
Steam line incident costs, net of insurance proceeds	17	17	4		13	0.10
Mark-to-market pension and other postretirement benefit plans (gain), net	(3)	(3)	—		(3)	(0.02)
Environmental and other costs	15	15	4		11	0.09
Interim adjustment to tax provision (2)	—	—	(10)		10	0.08
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$469	$424	$65	16%	$358	$2.83

	Second Quarter 2021
	Earnings (Loss) Before Interest and Taxes	Earnings (Loss) Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings (Loss) Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$(56)	$(107)	$37	—%	$(146)	$(1.07)
Non-Core Items: (1)
Asset impairments and restructuring charges, net	15	15	3		12	0.09
Net (gain) loss on divested businesses and transaction costs	495	495	30		465	3.38
Interim adjustment to tax provision (2)	—	—	(8)		8	0.06
Non-GAAP (Excluding non-core items and with adjusted provision for income taxes) (3)	$454	$403	$62	16%	$339	$2.46

(1)See Table 3A for description of second quarter 2022 and 2021 non-core and unusual items excluded from non-GAAP EBIT. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)The adjusted provision for income taxes for second quarter 2022 and 2021 is calculated applying the forecasted full year effective tax rate as shown in Table 4B.
(3)Second quarter 2021 EPS calculated using diluted shares of 137.6 million.

Table 4A – Non-GAAP Earnings (Loss) Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations (continued)

	First Six Months 2022
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$759	$668	$175	26%	$491	$3.82
Non-Core or Unusual Items: (1)
Asset impairments and restructuring charges, net	21	21	5		16	0.13
Net (gain) loss on divested businesses and transaction costs	1	1	(63)		64	0.50
Steam line incident costs, net of insurance proceeds	42	42	10		32	0.24
Mark-to-market pension and other postretirement benefit plans (gain), net	(3)	(3)	—		(3)	(0.02)
Environmental and other costs	15	15	4		11	0.09
Interim adjustment to tax provision (2)	—	—	(16)		16	0.12
Non-GAAP (Excluding non-core and unusual items)	$835	$744	$115	16%	$627	$4.88

	First Six Months 2021
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$333	$232	$99	44%	$128	$0.93
Non-Core Items: (1)
Asset impairments and restructuring charges, net	22	22	4		18	0.13
Net (gain) loss on divested businesses and transaction costs	495	495	30		465	3.38
Accelerated depreciation	4	4	1		3	0.02
Interim adjustment to tax provision (2)	—	—	(18)		18	0.13
Non-GAAP (Excluding non-core items)	$854	$753	$116	16%	$632	$4.59
(1)See Table 3A for description of first six months 2022 and 2021 non-core and unusual items excluded from non-GAAP EBIT. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)The adjusted provision for income taxes for first six months 2022 and 2021 is calculated applying the forecasted full year effective tax rate as shown in Table 4B.

Table 4B - Adjusted Effective Tax Rate Calculation

	First Six Months (1)
	2022	2021
Effective tax rate	26%	44%
Tax impact of current year non-core and unusual items (2)	(6)%	(25)%
Forecasted full year impact of expected tax events	(4)%	(3)%
Forecasted full year adjusted effective tax rate	16%	16%
(1)Effective tax rate percentages are rounded to the nearest whole percent. The forecasted full year effective tax rates are 15.5 percent for both first six months 2022 and 2021.
(2)Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.

Table 5 – Statements of Cash Flows

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2022	2021	2022	2021
Operating activities
Net earnings (loss)	$257	$(144)	$493	$133
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	122	140	243	289
Mark-to-market pension and other postretirement benefit plans (gain), net	(3)	—	(3)	—
Asset impairment charges	—	5	—	5
Loss on sale of assets	15	—	15	—
(Gain) loss on divested business	(7)	495	(10)	495
Benefit from deferred income taxes	(57)	(30)	(81)	(28)
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	(36)	(150)	(163)	(361)
(Increase) decrease in inventories	(188)	(70)	(372)	(214)
Increase (decrease) in trade payables	27	109	179	306
Pension and other postretirement contributions (in excess of) less than expenses	(38)	(44)	(81)	(97)
Variable compensation (in excess of) less than expenses	36	86	(132)	8
Other items, net	117	29	174	106
Net cash provided by operating activities	245	426	262	642
Investing activities
Additions to properties and equipment	(135)	(107)	(247)	(198)
Proceeds from sale of business	998	—	998	—
Acquisitions, net of cash acquired	(1)	(63)	(1)	(63)
Additions to capitalized software	(4)	(6)	(7)	(12)
Other items, net	15	(2)	13	(4)
Net cash provided by (used in) investing activities	873	(178)	756	(277)
Financing activities
Net decrease in commercial paper and other borrowings	(236)	—	—	(25)
Proceeds from borrowings	500	—	500	—
Repayment of borrowings	(550)	—	(550)	—
Dividends paid to stockholders	(98)	(94)	(196)	(188)
Treasury stock purchases	(752)	(100)	(752)	(140)
Proceeds from stock option exercises and other items, net	(3)	16	(12)	38
Net cash used in financing activities	(1,139)	(178)	(1,010)	(315)
Effect of exchange rate changes on cash and cash equivalents	(10)	(1)	(11)	(5)
Net change in cash and cash equivalents	(31)	69	(3)	45
Cash and cash equivalents at beginning of period	487	540	459	564
Cash and cash equivalents at end of period	$456	$609	$456	$609

Table 6 – Total Borrowings to Net Debt Reconciliations

	June 30,	December 31,
(Dollars in millions, unaudited)	2022	2021
Total borrowings	$4,991	$5,159
Less: Cash and cash equivalents	456	459
Net debt (1)	$4,535	$4,700

(1)Includes non-cash decrease of $119 million in 2022 and non-cash decrease of $113 million in 2021 resulting from foreign currency exchange rates.